Exhibit 4.3

[FORM OF WARRANT]

8x8, INC.

COMMON STOCK PURCHASE WARRANT
Warrant No. [ ]	Date of Original Issuance: September 30, 2004

8x8, Inc., a Delaware corporation (the "Company"), hereby certifies that, for value received, RIVERVIEW GROUP, LLC or its registered assigns (the "Holder"), is entitled to purchase from the Company up to a total of One Million Four Hundred and Three Thousand Five Hundred and Nine (1,403,509) shares of common stock, $0.001 par value per share (the "Common Stock"), of the Company (as adjusted from time to time as provided in Section 9, each such share, a "Warrant Share" and all such shares, the "Warrant Shares") at an exercise price (as adjusted from time to time as provided in Section 9, the "Exercise Price") per Warrant Share equal to $4.10 at any time and from time to time from and after the date hereof and until the expiration of this Warrant (as provided in Section 4), and subject to the following terms and conditions:

    Definitions. In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein and that are defined in the Securities Purchase Agreement, dated as of September 29, 2004, by and among the Company and the buyers party thereto including the original Holder (the "Purchase Agreement"), shall have the meanings given to such terms in the Purchase Agreement.

    Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the "Warrant Register"), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

    Registration of Transfers. The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Transfer Agent or to the Company at its address specified herein. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a "New Warrant"), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

    Expiration of Warrant; Notice of Change of Control.

      The portion of this Warrant not previously exercised shall be and become void, no longer exercisable and of no value at 5:00 p.m., New York City time, on September 30, 2009.

      The term "Change of Control" for purposes of this section shall mean (i) any consolidation or merger involving the Company pursuant to which the Company's stockholders immediately prior to the consummation of the consolidation or merger own less than fifty percent (50%) of the voting securities of the surviving entity, or in the event that any Person acquires more than fifty percent (50%) of the voting securities of the Company pursuant to a tender offer and consummates a merger or consolidation within 12 months of crossing such fifty percent (50%) threshold, pursuant to which the non-affiliate stockholders of the Company immediately prior to the consummation of the consolidation or merger no longer own voting securities of the surviving entity or (ii) the sale of all or substantially all of the assets of the Company. The Company shall provide at least twenty (20) days prior written notice of any Change of Control.

      Notwithstanding the foregoing and the provisions of Section 9(c) below, in the event of a Change of Control, if the Holder has not exercised the Warrant in full prior to the consummation of the Change of Control, then the Company may terminate the exercisability of this Warrant by paying to the Holder in cash simultaneously with the consummation of the Change of Control an amount equal to the value of the remaining unexercised portion of this Warrant on the date of such consummation, which value shall be determined by use of the Black and Scholes Option Pricing Model reflecting (i) a risk- free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request and (ii) an expected volatility equal to the greater of 60% and the 100 day volatility obtained from the HVT function on Bloomberg.

    Delivery of Warrant Shares.

      Upon delivery of the Form of Election to Purchase (in the form of Exhibit A hereto) (the "Exercise Notice") to the Company (with the Warrant Shares Exercise Log in the form of Exhibit B hereto) at its address for notice set forth in Section 13 and (i) upon payment of the Exercise Price multiplied by the number of Warrant Shares that the Holder intends to purchase hereunder or (ii) upon notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 5(e)), the Company shall promptly (but in no event later than three (3) trading days after the Date of Exercise (as defined herein)) issue and deliver to the Holder electronically through the Depository Trust Corporation, or if unable to do, deliver certificates for, the Warrant Shares issuable upon such exercise, which Warrant Shares shall be issued under the Registration Statement and shall be freely tradable on the Principal Market.

      A "Date of Exercise" means the date on which the Holder shall have delivered to the Company (i) the Form of Election to Purchase (with the Warrant Exercise Log attached to it), appropriately completed and duly signed and (ii) (A) payment of the Exercise Price for the number of Warrant Shares so indicated by the Holder to be purchased or (B) notification to the Company that this Warrant is being exercised pursuant to a Cashless Exercise.

      If by the fifth Trading day after a Date of Exercise the Company fails to deliver the required number of Warrant Shares in the manner required pursuant to Section 5(a), then the Holder will have the right to rescind such exercise.

      If by the third Trading day after a Date of Exercise the Company fails to deliver the required number of Warrant Shares in the manner required pursuant to Section 5(a), and if after such third Trading day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a "Buy-In"), then, other than in the case of a Buy-In resulting from the act or omission of the Holder, the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue by (B) the closing price of the Common Stock at the time of the obligation giving rise to such purchase obligation and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy- In with respect to an attempted exercise of shares of Common Stock with a market price on the date of exercise totaled $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice, which notice shall include such supporting documentation as reasonably necessary to substantiate the amounts payable, indicating the amounts payable to the Holder in respect of the Buy-In.

      The Company's obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

    (e) If, despite the Company's obligations under the Purchase Agreement and this Warrant, the Warrant Shares to be issued are not registered and available for issuance pursuant to an effective registration statement, then, notwithstanding anything contained herein to the contrary, the Holder of this Warrant may, at its election exercised in its sole discretion, exercise this Warrant in whole or in part and, in lieu of paying the Exercise Price in cash, elect instead to receive upon such exercise the "Net Number" of shares of Common Stock determined according to the following formula (a "Cashless Exercise"):

    Net Number = (A x B) - (A x C)
                                         B

    For purposes of the foregoing formula:

    A= the total number of shares with respect to which this Warrant is then being exercised;

    B= the greater of the (i) closing price per share of the Common Stock (as reported by the Principal Market) on the Trading day immediately preceding the date of the Exercise Notice or (ii) the average of the closing prices per share of Common Stock (as reported by the Principal Market) for the ten (10) Trading days immediately preceding the date of the Exercise Notice ; and

    C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

    Charges, Taxes and Expenses. Issuance and delivery of the shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such shares, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

    Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

    Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant. The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

    Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

      Adjustment Upon Issuance of Shares of Common Stock. If and whenever on or after the Subscription Date the Company issues or sells, or in accordance with this Section 9 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued by the Company in connection with any Excluded Securities (as defined below) for a consideration per share less than a price (the "Applicable Price") equal to the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a "Dilutive Issuance"), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the product of (A) the Exercise Price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Exercise Price in effect immediately prior to such Dilutive Issuance and the number of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Exercise Price in effect immediately prior to such Dilutive Issuance by (II) the number of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. Upon each such adjustment of the Exercise Price hereunder, the number of Warrant Shares shall be adjusted to the number of shares of Common Stock determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment. For purposes of determining the adjusted Exercise Price under this Section 9(a), the following shall be applicable:

          Issuance of Options. If the Company in any manner grants any Options and the lowest price per share for which one share of shares of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of shares of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 9(a)(i), the "lowest price per share for which one share of shares of Common Stock is issuable upon exercise of such Options or upon conversion, exercise or exchange of such Convertible Securities" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of shares of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Exercise Price or number of Warrant Shares shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

          Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of shares of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of shares of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 9(a)(ii), the "lowest price per share for which one share of shares of Common Stock is issuable upon the conversion, exercise or exchange" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of shares of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Exercise Price or number of Warrant Shares shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 9(a), no further adjustment of the Exercise Price or number of Warrant Shares shall be made by reason of such issue or sale.

          Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Exercise Price and the number of Warrant Shares in effect at the time of such increase or decrease shall be adjusted to the Exercise Price and the number of Warrant Shares which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 9(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 9(a) shall be made if such adjustment would result in an increase of the Exercise Price then in effect or a decrease in the number of Warrant Shares.

          Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such security on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five (5) Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

          Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          Definitions. "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 9(a)(i) and 9(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon exercise of the Warrants. "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock. "Excluded Securities" means shares of Common Stock deemed to have been issued or sold by the Company (I) in connection with any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, director or consultant for services provided to the Company, (II) upon exercise of the Warrants, (III) in connection with any acquisition by the Company, whether through an acquisition for stock or a merger, of any business, assets or technologies the primary purpose of which is not to raise equity capital, (IV) pursuant to a bona fide firm commitment underwritten public offering which generates net proceeds to the Company in excess of $25,000,000 (other than an "at-the-market offering" as defined in Rule 415(a)(4) under the 1933 Act and "equity lines"), and (V) upon conversion of any Options or Convertible Securities which are outstanding on the day immediately preceding the Date of Original Issuance, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Date of Original Issuance. "Options" means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

          Until such time as the Company receives any necessary stockholder approval, including pursuant to Nasdaq Rule 4350(i), no adjustment pursuant to this Section 9(a) shall cause the Exercise Price to be less than $3.47, as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction.

      Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.

      Fundamental Transactions. Other than in compliance with Section 4(c) hereof, the Company shall not enter into or be party to a Fundamental Transaction unless (i) the Person formed by or surviving any such Fundamental Transaction (if other than the Company) or the Person to which such Fundamental Transaction shall have been made assumes all the obligations of the Company under this Warrant pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, and including agreements to deliver to each holder of Warrants in exchange for such Warrants, a security of the Person formed by or surviving any such Fundamental Transaction (if other than the Company) or the Person to which such Fundamental Transaction shall have been made evidenced by a written instrument substantially similar in form and substance to the Warrants, including, without limitation, an adjusted exercise price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant), if the value so reflected is less than the Exercise Price in effect immediately prior to such Fundamental Transaction, and (ii) the Company or the Person formed by or surviving any such Fundamental Transaction or to which such Fundamental Transaction shall have been made is a publicly traded entity whose common stock or equivalent equity security is quoted on or listed for trading on a Principal Market. Upon any Fundamental Transaction, the successor entity to such Fundamental Transaction shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to such "Company" shall refer instead to the successor entity or, if so elected by the Required Holders, by the entity that, directly or indirectly, controls such successor entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from its obligations under the Transaction Documents except in the case of a Fundamental Transaction that meets the requirements of this section. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions. "Fundamental Transaction" means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow a purchase, tender or exchange offer to be made to and accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) enter into a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person. "Required Holders" means the holders of the Warrants representing at least a majority of shares of Common Stock underlying the Warrants then outstanding.

      Reclassification, Reorganization and Change in Capital Stock. In addition to and not in substitution for any other rights hereunder, in case of any reclassification, capital reorganization, or change in the capital stock of the Company (other than as a result of a stock dividend, subdivision or combination provided for in Section 9(a) above), then the Company shall make appropriate provision so that the holder of this Warrant shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of Common Stock as were purchasable by the holder of this Warrant immediately prior to such reclassification, reorganization, or change In any such case appropriate provisions shall be made with respect to the rights and interest of the holder of this Warrant so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

    (d) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraphs (a) or (b) of this Section, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

    (e) Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

    (f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder.

    (g) Rights of Stockholders. No holder of this Warrant shall be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of any Common Stock, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive subscription rights or otherwise until the Warrant has been exercised and the Common Stock purchasable upon exercise hereof shall become deliverable as provided herein.

    Payment of Exercise Price. The Holder shall pay the Exercise Price in cash by delivering immediately available funds or, if permitted by Section 5(e), through a Cashless Exercise.

    Limitation on Exercise; Beneficial Ownership. The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Person (together with such Person's affiliates) would beneficially own in excess of 9.99% of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company or exercisable for securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-K, Form 10-Q or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the transfer agent of the Company setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one Business Day confirm orally and in any written form (including email) to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

    No Fractional Shares. No fractional shares of Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares which would, otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the closing price of one Warrant Share as reported on the Principal Market on the date of exercise.

    Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (New York City time) on a Trading day, (ii) the next Trading day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading day or later than 5:00 p.m. (New York City time) on any Trading day, (iii) the Trading day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to 8x8, Inc., 2445 Mission College Boulevard, Santa Clara, California 95054, Attention: Chief Executive Officer (facsimile: 408-980-0432) or (ii) if to the Holder, to the address or facsimile number appearing on the Warrant Register or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section with a copy to Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, Attention: Eleazer Klein, Esq. (facsimile: 212-593- 5955).

    Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon thirty (30) days' notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder's last address as shown on the Warrant Register.

    Miscellaneous.

      This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.

      All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the State of Delaware. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Warrant), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto (including its affiliates, agents, officers, directors and employees) hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Warrant or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Warrant, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

      The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

      In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

8x8, INC.

By: _________________________
Name:
Title:

Exhibit A

FORM OF ELECTION TO PURCHASE

To 8x8, Inc.:

In accordance with Warrant No. [ ] issued to the undersigned, the undersigned hereby elects to purchase _____________ shares of common stock ("Common Stock"), $0.001 par value per share, of 8x8, Inc.

1. Form of Warrant Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________ "Cash Exercise" with respect to _________________ Warrant Shares; and/or

____________ "Cashless Exercise" with respect to _________________ Warrant Shares (to the extent permitted by the terms of Section 5(e) of the Warrant).

The undersigned hereby certifies to the Company that the exercise of the amount set forth above in accordance with the Warrant will not directly result in the undersigned (together with the undersigned's affiliates) beneficially owning in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, calculated in accordance with Section 11 of the Warrant.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the sum of $___________________ to the Company in accordance with the terms of the Warrant.

The undersigned requests that the shares of Common Stock issuable upon this exercise be issued in the name of

PLEASE INSERT SOCIAL SECURITY

OR TAX IDENTIFICATION NUMBER: _______________________

Facsimile Number:

Authorization:

Account Number:

  (if electronic book entry transfer)

Transaction Code Number:

(if electronic book entry transfer)

Please print name and address

_____________________________________

_____________________________________

_____________________________________

Exhibit B

Warrant Shares Exercise Log

Date	Number of Warrant Shares Available to be Exercised	Number of Warrant Shares Exercised	Number of Warrant Shares Remaining to be Exercised

Exhibit C

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ________________________________ the right represented by the within Warrant to purchase ____________ shares of Common Stock of 8x8, Inc. to which the within Warrant relates and appoints ________________ attorney to transfer said right on the books of 8x8, Inc. with full power of substitution in the premises.

Dated: _______________, ____

____________________________________
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

___________________________________
Address of Transferee

____________________________________

____________________________________

In the presence of:

_____________________________